Exhibit 99.1

FOR RELEASE: September 16, 2026

For further information, contact:

Rob Werkmeister, Senior Vice President of Marketing & Customer Experience
rwerkmeister@ruger.com

Ruger Provides Update on Strategic Cooperation Agreement with Beretta Holding

Mayodan, NC -- Sturm, Ruger & Company, Inc. (NYSE: RGR) (“Ruger” or the “Company”) today announced that the applicable regulatory conditions under its previously announced Strategic Cooperation Agreement (“Agreement”) with Beretta Holding S.A. (“Beretta Holding”) have been satisfied.

Therefore, consistent with the terms of the Agreement, the Company’s Board of Directors (the “Board”) has unanimously approved an amendment (the “Amendment”) to the Company’s shareholder rights plan (the “Rights Plan”) pursuant to which the final expiration date has been accelerated from October 13, 2026 to September 16, 2026. The effect of the Amendment is to terminate the Rights Plan at the close of business today. Shareholders are not required to take any action in connection with the expiration of the Rights Plan.

In deciding to accelerate the final expiration date the Board evaluated the Company’s current circumstances and determined that an active Rights Plan is not necessary at this time to serve the best interests of the shareholders.

“These actions represent the natural, next steps outlined in the Agreement we announced in May,” said Todd Seyfert, President and Chief Executive Officer of Ruger. “We remain focused on executing our strategy and operating the business in the best interests of Ruger and all of our shareholders.”

The terms of the Agreement remain unchanged.

About Ruger Firearms

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across the Ruger, Marlin and Glenfield brands. For over 75 years, Sturm, Ruger & Co., Inc. has been a model of corporate and community responsibility. Our motto, "Arms Makers for Responsible Citizens®," echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

Forward-Looking Statements

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.